Exhibit 4.1

Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended

The summary of the general terms and provisions of the registered securities of RPT Realty (“RPT,” the “Trust,” “us,” “we,” or “our”) set forth below does not purport to be complete and is subject to, and qualified in its entirety by, and should be read in conjunction with, the applicable provisions of our Declaration of Trust, as amended, restated and supplemental (our “Declaration of Trust”), and our Amended and Restated Bylaws, as amended (our “Bylaws”), each of which are incorporated herein by reference and are filed as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as the applicable provisions of Maryland law.

General

Our Declaration of Trusts provides that we may issue up to 120,000,000 common shares of beneficial interest, $0.01 par value per share (“common shares”), of which 79,890,188 common shares were issued and outstanding as of February 14, 2020, and up to 10,000,000 preferred shares of beneficial interest, $0.01 par value per share (“preferred shares”), of which 2,000,000 preferred shares have been classified and designated as our 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par value per share, with a liquidation preference of $50.00 per share (the “Series D preferred shares”). As of February 14, 2020, 1,848,539 Series D preferred shares were issued and outstanding.

Our common shares and Series D Preferred shares are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Common Shares

Certain rights that accompany the ownership of our common shares may be subject to the preferential rights of other classes or series of our shares and to the provisions of our Declaration of Trust regarding restrictions on ownership and transfer of our shares.

Dividend Rights

Dividends may be paid to the holders of our common shares if, as and when authorized by our board of trustees and declared by us out of funds legally available therefor, subject to the restrictions on the transfer and ownership of our common shares contained in our Declaration of Trust and the preferential rights of holders of shares of any other class or series of beneficial interest.

Voting Rights
Subject to the provisions of our Declaration of Trust regarding restrictions on the transfer and ownership of shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of common shares, the holders of common shares have the exclusive power to vote on all matters presented to our shareholders unless the term of any outstanding preferred shares give the holders of the preferred shares the right to vote on certain matters or generally. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the votes held by the holders of the remaining common shares, if any will not be sufficient to elect any trustee.

Distributions on Liquidation

In the event of our liquidation, dissolution or winding up, each share of our common shares would be entitled to share ratably in all of our assets that are legally available for distribution after payment of, or adequate provision for, all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred shares, if any preferred shares outstanding at such time, and to the restrictions on the transfer and ownership of our shares contained in our Declaration of Trust.

Other Rights

Subject to the provisions of our Declaration of Trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each common share has equal distribution, liquidation and other rights, and has no preference, conversion, sinking fund, redemption or preemptive rights.

Pursuant to our Declaration of Trust and Maryland law, certain mergers, any consolidation or sale of all or substantially all of our assets or dissolution require the affirmative vote of at least two-thirds of all the votes entitled to be cast by our shareholders on the matter. Any amendment to our Declaration of Trust, other than an amendment of any of the sections of our Declaration of Trust which provide that the matters described in the foregoing sentence must be approved by a two-thirds vote, requires the affirmative vote of at least a majority of all the votes entitled to be cast by our shareholders on the matter. Subject to any rights of holders of one or more classes or series of our preferred shares to elect one or more trustees, at a meeting of our shareholders, the affirmative vote of at least two-thirds of our shareholders entitled to vote generally in the election of trustees is required in order to remove a trustee. Our Declaration of Trust authorizes our board of trustees to increase or decrease the aggregate number of our authorized shares of beneficial interest and the number of shares of any class or series of beneficial interest without shareholder approval.

Restrictions on Ownership and Transfer - Common Shares

To assist us in complying with certain U.S. federal income tax requirements applicable to real estate investment trusts (“REITs”), among other purposes, we have adopted certain restrictions relating to the transfer and ownership of our common shares. See “Restrictions on Ownership and Transfer” below for more information.

Stock Exchange Listing

Our common shares are listed on the New York Stock Exchange under the symbol “RPT.”

Transfer Agent and Registrar

Our transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.

Series D Preferred Shares

Ranking

The Series D preferred shares, with respect to rights to the payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up, will rank (a) senior to our common shares and all other classes or series of our shares of beneficial interest issued in the future that specifically provide that such class or series of shares of beneficial interest ranks junior to the Series D preferred shares as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (b) on a parity with all other classes or series of our shares of beneficial interest issued in the future, other than those referred to in clauses (a) and (c), that specifically provide that such classes or series of shares of beneficial interest rank on a parity with the Series D preferred shares as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, and (c) junior to all other classes or series of our shares of beneficial interest issued in the future that specifically provide that such classes or series of shares of beneficial interest rank senior to the Series D preferred shares as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up.

Dividends

Subject to the preferential rights of holders of any class or series of our shares of beneficial interest ranking senior to the Series D preferred shares as to the payment of dividends, holders of Series D preferred shares are entitled to receive, when, if and as declared by our board of trustees, out of funds legally available for the payment of quarterly cumulative preferential cash dividends, an amount per share equal to 7.25% of the $50.00 liquidation preference per Series D preferred share per annum (equivalent to a fixed annual amount of $3.625 per share), payable in equal amounts of $0.90625 per share quarterly. Dividends on the Series D preferred shares are payable quarterly in arrears on the first day of each January, April, July and October of each year or, if not a business day, then the next succeeding business day. Dividends on the Series D preferred shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment thereof and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series D preferred shares will not bear interest and holders of the Series D preferred shares will not be entitled to any dividends in excess of full cumulative dividends as described above.

No dividend on the Series D preferred shares will be declared or paid or set apart for payment by our board of trustees if such authorization, declaration, payment or setting apart for payment would violate any of our agreements or is restricted or prohibited by law.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D preferred shares and any other class or series of our shares of beneficial interest ranking on a parity as to the payment of dividends with the Series D preferred shares, all dividends declared upon the Series D preferred shares and any other class or series of shares of beneficial interest ranking on a parity as to the payment of dividends with the Series D preferred shares will be declared pro rata so that the amount of dividends declared per Series D preferred share and such other class or series of our shares of beneficial interest will in all cases bear to each other the same ratio that accumulated dividends per Series D preferred share and such other class or series of shares of beneficial interest (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such class or series of our shares of beneficial interest does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D preferred shares which may be in arrears.

Except as provided in the immediately preceding paragraph:

•no dividends will be declared or paid or set apart for payment and no other distribution of cash or other property will be declared or made (other than in our common shares or other class or series of shares of beneficial interest ranking on a parity with or junior to the Series D preferred shares as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up) on or with respect to any of our common shares or shares of any other class or series of our shares of beneficial interest ranking, as to the payment of dividends or the distribution of assets upon our liquidation dissolution or winding up, on a parity with or junior to the Series D preferred shares; and

•no common shares or any other class or series of shares of beneficial interest ranking junior to or on a parity with the Series D preferred shares as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up will be redeemed, purchased or otherwise acquired for any consideration (or any money paid or made available for a sinking fund for the redemption of any such class or series of shares of beneficial interest) by us (except by conversion into or exchange for any other class or series of our shares of beneficial interest ranking on a parity with or junior to the Series D preferred shares as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up or by redemption, purchase or acquisition for the purpose of maintaining our qualification as a REIT);

unless full cumulative dividends on the Series D preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all dividend periods ending on or prior to the date of such declaration, payment, set aside, redemption, purchase or acquisition.

Notwithstanding the foregoing, dividends on the Series D preferred shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment thereof and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series D preferred shares will not bear interest and holders of the Series D preferred shares will not be entitled to any dividends in excess of full cumulative dividends as described above.

Holders of Series D preferred shares will not be entitled to any dividend or other distribution, whether payable in cash, property or shares of any class or series of shares of beneficial interest (including Series D preferred shares) in excess of full cumulative dividends on the Series D preferred shares as described above. Any dividend payment made on the Series D preferred shares will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series D preferred shares will be entitled to receive out of our assets legally available for distribution to our shareholders, remaining after payment or provisions for payment of all of our debts and other liabilities, liquidating distributions, in cash or property at its fair market value as determined by our board of trustees, in the amount of a liquidation preference of $50.00 per share, plus an amount equal to any accumulated and accrued and unpaid dividends (whether or not earned) to (but not including) the date of payment, before any distribution of assets is made to holders of common shares or any other class or series of our shares of beneficial interest ranking junior to the Series D preferred shares as to the distribution of assets upon our liquidation, dissolution or winding up, but subject to the preferential rights of the holders of any class or series of our shares of beneficial interest ranking senior to the Series D preferred shares as to the distribution of assets upon our liquidation, dissolution or winding up. The rights of the holders of the Series D preferred shares to receive their liquidation preference will be subject to the proportionate rights of any other classes or series of shares of beneficial interest ranking on a parity with the Series D preferred shares as to the distribution of assets upon our liquidation, dissolution or winding up.

Voting Rights

Holders of Series D preferred shares generally have no voting rights, except as provided by law. However, if we are in arrears on dividends on the Series D preferred shares for six or more quarterly periods, whether or not consecutive, the holders of Series D Preferred Shares (voting together as a single class with all other classes or series of our shares of beneficial interest ranking on a parity with the Series D preferred shares as to the payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation dissolution or winding up upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees who will each be elected for a one-year term. Such election shall be held at a special meeting of the shareholders and at each subsequent annual meeting until all arrearages and the dividends on the Series D preferred shares and such other series of preferred shares upon which like voting rights have been conferred and are exercisable for the then current dividend period have been fully paid or declared and a sum sufficient for the full payment thereof has been set aside. Vacancies for trustees elected by holders of Series D preferred shares and any other such series of preferred shares shall be filled by the remaining trustee so elected then in office or, if there is no such remaining trustee, by vote of holders of a majority of the outstanding Series D preferred shares, when they have the voting rights described above, and any other such series of preferred shares voting as a single class. A trustee elected by the holders of Series D preferred shares and any other such series of preferred shares may be removed with or without cause and only by vote of holders of a majority of the outstanding Series D preferred shares, when they have the voting rights described above, and any other such series of preferred shares voting as a single class.

In addition, we may not make certain adverse changes to the terms of the Series D preferred shares or authorize, create or issue, or increase the authorized or issued amount of, any class or series of our shares of beneficial interest ranking senior to the Series D preferred shares with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, in each case, as set forth in the articles supplementary that relate to the Series D preferred shares without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series D preferred shares (voting separately as a class).

In any matter in which the Series D preferred shares may vote (as expressly provided in the articles supplementary that relate to the Series D preferred shares), each of the Series D preferred shares shall be entitled to one vote, except that when any other class or series of our preferred shares shall have the right to vote with the Series D preferred shares as a single class on any matter, the Series D preferred shares and such other class or series shall have with respect to such matters one vote per each $50.00 of stated liquidation preference.

Redemption

The Series D preferred shares will not be redeemable by us. However, under certain circumstances, we may at our option cause all outstanding Series D preferred shares to be converted into common shares as described below under “—Mandatory Conversion.”

Subject to applicable law, we may purchase Series D preferred shares, at any time, in the open market, by tender or by private agreement. Any Series D preferred shares that we reacquire will be retired and reclassified as authorized but unissued preferred shares, without designation as to class or series, and may thereafter be reissued as any class or series of preferred shares.

Restrictions on Ownership and Transfer - Series D Preferred Shares

To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, among other purposes, we have adopted certain restrictions relating to the transfer and ownership of our Series D preferred shares. The articles supplementary related to the Series D preferred shares provides that no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), nor may any shareholder acquire Series D preferred shares such that (i) if such Series D preferred shares were converted into common shares, such person would own more than 9.8% of the aggregate number of all of our outstanding common shares; or (ii) he would own, more than 9.8% of the aggregate value of our outstanding shares (including common shares and all series and classes of preferred shares). Any direct or indirect ownership of shares of beneficial interest in excess of these ownership limits or the ownership limit set forth in “-Restrictions on Ownership and Transfer” below or that would result in our disqualification as a REIT, including any transfer that results in our shares of beneficial interest being owned by fewer than 100 persons or results in us being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the shares of beneficial interest. The foregoing restrictions on transferability and ownership contained in our Declaration of Trust will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of trustees may, in its sole discretion, waive the ownership limits set forth in our Declaration of Trust and in the articles supplementary related to the Series D preferred shares if evidence satisfactory to our board of trustees and tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of trustees otherwise decides that such action is in our best interest. Our ownership limits may have the effect of delaying, deferring or preventing our change in control. See “Restrictions on Ownership and Transfer” below for more information.

Stock Exchange Listing

Our Series D preferred shares are listed on the New York Stock Exchange under the symbol “RPT.PRD.”

Conversion Rights

Each Series D preferred share will be convertible, at any time, at the option of the holder thereof at a current conversion rate of 3.7758 of our common shares per Series D preferred share (the “Conversion Rate”) (which represents a current conversion price of approximately $13.24 per common share). The Conversion Rate, and thus the conversion price, is subject to adjustment as described below under “—Conversion Rate Adjustment.”

The holders of Series D preferred shares at the close of business on a record date will be entitled to receive the dividend payment on those shares on the corresponding dividend payment date notwithstanding the conversion of such shares following that record date or our failure to pay the dividend due on that dividend payment date. However, Series D preferred shares surrendered for conversion at the option of the holder during the period between the close of business on any record date and the close of business on the business day immediately preceding the applicable dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on that dividend payment date. A holder of Series D preferred shares on a record date who (or whose transferee) surrenders any shares for conversion on the corresponding dividend payment date will receive the dividend payable by us on the Series D preferred shares on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of Series D preferred shares for conversion. Except as provided above with respect to a voluntary conversion and as provided under “—Mandatory Conversion” and “—

Special Rights Upon a Fundamental Change,” we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the common shares issued upon conversion.

The articles supplementary relating to the Series D preferred shares require that we at all times reserve and keep available for issuance upon conversion of the Series D preferred shares a sufficient number of authorized and unissued common shares to permit the conversion of all outstanding Series D preferred shares and that we use our reasonable best efforts to take all action required to increase the authorized number of common shares if at any time there are insufficient unissued common shares to permit such reservation or to permit the conversion of all outstanding Series D preferred shares.

In addition, the articles supplementary relating to the Series D preferred shares provide that any common shares issued upon conversion of the Series D preferred shares will be validly issued, fully paid and nonassessable and that we will use our reasonable best efforts to list the common shares required to be delivered upon conversion of the Series D preferred shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding common shares are listed at the time of delivery.

Mandatory Conversion

We may at our option cause all (but not less than all) outstanding Series D preferred shares to be mandatorily converted into a number of common shares for each Series D preferred share equal to the then-prevailing conversion rate for the Series D preferred shares, if the Daily VWAP (as defined below) of our common shares equals or exceeds 130% of the then-prevailing conversion price for at least 20 trading days (as defined in the articles supplementary related to the Series D preferred shares) in a period of 30 consecutive trading days, including the last trading day of such 30-day period, ending on the trading day prior to our issuance of a press release announcing the mandatory conversion as described below.

“Daily VWAP” means the average of the per share volume-weighted average prices of our common shares for each day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RPT.UN <Equity> AQR (NYSE VWAP)” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share volume-weighted average price on each such day will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “Closing Sale Price” of our common shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NYSE or, if our common shares are not listed on the NYSE, on the principal other national securities exchange on which our common shares are then listed or, if our common shares are not listed on a national securities exchange, on the principal other market on which our common shares are then traded. If our common shares are not so listed, the Closing Sale Price will be an amount determined in good faith by our board of trustees to be the fair value of the common shares.

To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by us) prior to the opening of business on the first trading day following any date on which the conditions described in the first paragraph of this “Mandatory Conversion” section are met, announcing such a mandatory conversion. We also will give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series D preferred shares (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Series D preferred shares. The conversion date will be the date (which we refer to as the “Mandatory Conversion Date”) that is five trading days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•the Mandatory Conversion Date;

•the number of our common shares to be issued upon conversion of each Series D preferred share;

•the number of Series D preferred shares to be converted; and

•that dividends on the Series D preferred shares to be converted will cease to accrue on the Mandatory Conversion Date.

On and after the Mandatory Conversion Date, dividends will cease to accrue on the Series D preferred shares that are subject to a mandatory conversion and all rights of holders of such Series D preferred shares will terminate except for the right to receive the common shares issuable upon conversion thereof. The dividend payment with respect to any Series D preferred shares that are subject to a mandatory conversion on a date during the period between the close of business on any record date for the payment of dividends to the close of business on the corresponding dividend payment date will be payable on such dividend payment date to the record holders of such shares on such record date if such shares have been converted after such record date and prior to such dividend payment date. Except as provided in the immediately preceding sentence, no payment or adjustment will be made upon mandatory conversion of any Series D preferred shares for unpaid accrued and accumulated dividends or for dividends with respect to the common shares issued upon such conversion.

We may not authorize or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Series D preferred shares for all quarterly dividend periods ending on or prior to the date on which we give such notice shall have been paid.

In addition to the mandatory conversion provision described above, if there are fewer than 150,000 Series D preferred shares outstanding, we may, at our option, cause all such outstanding Series D preferred phares to be converted into the number of whole common shares equal to the greater of (i) the then-prevailing conversion rate of the Series D preferred shares and (ii) the liquidation preference divided by the market value of the common shares as determined on the second trading day immediately prior to the Mandatory Conversion Date. The provisions of the preceding paragraphs shall apply to any such mandatory conversion pursuant to this paragraph; provided, however, that (1) the Mandatory Conversion Date will not be less than 15 calendar days nor more than 30 calendar days after the date on which we issue a press release announcing such mandatory conversion and (2) the press release and notice of mandatory conversion will not state the number of common shares to be issued upon conversion of each Series D Preferred Share.

The term “market value” means the average of the Daily VWAP of our common shares for each day during a 10 consecutive trading day period ending immediately prior to the date of determination.

Conversion Rate Adjustment

The applicable conversion rate for the Series D preferred shares will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) If we issue our common shares as a dividend or distribution on our common shares, or if we effect a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR1 = the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of common shares outstanding immediately prior to the open of business on the ex-date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS1 = the number of common shares outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding common shares are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of trustees determines not to pay such dividend or distribution, or not to split or combine our outstanding common shares, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(2) If we distribute to all or substantially all holders of our common shares any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the record date of such distribution, to purchase or subscribe for our common shares at a price per share less than the average of the Daily VWAP of our common shares over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date for such distribution, the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

OS0 = the number of our common shares outstanding immediately prior to the open of business on the ex-date for such distribution;

X = the total number of our common shares issuable pursuant to such rights, options or warrants; and

Y = the number of our common shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Daily VWAP of our common shares over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-date for such distribution. To the extent that common shares are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of common shares actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such ex-date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common shares at less than such average of the Daily VWAP for the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution, and in determining the aggregate offering price of such common shares, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of trustees in its good faith judgment.

(3) If we distribute shares of beneficial interest, evidences of our indebtedness or other assets, securities or property, to all or substantially all holders of our common shares, excluding:

— dividends or distributions referred to in the first and second clauses above;

— spin-offs to which the provisions set forth in the latter portion of this third clause shall apply; and

— dividends or distributions paid exclusively in cash referred to in the fourth clause below, then the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

SP0 = the average of the Daily VWAP of our common shares over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution; and

FMV = the fair market value (as determined by our board of trustees in its good faith judgment) of the shares of beneficial interest, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding common share on the ex-date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Series D preferred share shall receive in respect of each Series D preferred share owned by it, at the same time and upon the same terms as holders of our common shares, the amount and kind of our shares of beneficial interest, evidences of our indebtedness, other assets, securities or property of ours that such holder would have received as if such holder owned a number of common shares equal to the conversion rate in effect on the ex-date for the distribution.

Any increase made under the above portion of this clause (3) will become effective immediately after the open of business on the ex-date for such distribution.

With respect to an adjustment pursuant to this third clause where there has been a payment of a dividend or other distribution on our common shares of shares of beneficial interest of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such shares of beneficial interest or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a national securities exchange, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex-date for the spin-off will be increased based on the following formula:

CR1	=	CR0	x	FMV + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;

CR1 = the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;

FMV = the average of the volume-weighted average sale prices of the shares of beneficial interest or similar equity interest distributed to holders of our common shares applicable to one common share over the 10 consecutive trading-day period immediately following, and including, the ex-date for the spin-off; and

MP0 = the average of the Daily VWAP of our common shares over the 10 consecutive trading-day period immediately following, and including, the ex-date for the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days following, and including, the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.
If the dividend or distribution described in this third clause is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common shares (excluding any dividend or distribution in connection with our liquidation, dissolution or winding up) during any of our quarterly fiscal periods in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.1633, which we refer to as the reference dividend, multiplied by the number of common shares outstanding on the record date for such distributions, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution;

SP0 = the average of the Daily VWAP of our common shares over the 10 consecutive trading-day period immediately preceding the ex-date for such dividend or distribution; and

C = the amount in cash per common share we distribute to holders of our common shares that exceeds the reference dividend.

Such increase shall become effective immediately after the open of business on the ex-date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

If the total per share amount of cash distributed by us as a dividend or in any other distribution to holders of our common shares that would require an adjustment pursuant to this fourth clause is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of Series D preferred shares shall receive in respect of each Series D preferred share owned by it, at the same time as holders of our common shares receive their dividend or other distribution, an amount of cash equal to C multiplied by the number of common shares equal to the conversion rate in effect on the ex-date for such cash dividend or distribution.

The reference dividend amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the reference dividend amount for any adjustment made to the conversion rate under this fourth clause.

Notwithstanding the foregoing, if an adjustment is required to be made under this clause (4) as a result of a distribution that is not a regular quarterly dividend, the reference dividend amount will be deemed to be zero.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common shares, if the cash and value of any other consideration included in the payment per common share exceeds the average of the Daily VWAP of our common shares over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 = the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by our board of trustees) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of our common shares outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of our common shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer and excluding fractional shares); and

SP1 = the average of the Daily VWAP of our common shares over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this clause (5) to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

Notwithstanding the foregoing, if (i) a conversion rate adjustment pursuant to any of the foregoing becomes effective on any ex-date as described above and (ii) a holder converting its Series D preferred shares on or after such ex-date and on or prior to the related record date would be treated as the record holder of our common shares as of the related conversion date based on an adjusted conversion rate for such ex-date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-date will not be made for any holder converting Series D preferred shares on or after such ex-date and on or prior to the related record date. Instead, such holder will be treated as if such holder were the record owner of the common shares on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

The “ex-date” as used herein is the first date on which our common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our common shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

We are not required to adjust the conversion rate for any of the transactions described in the clauses above (other than for share splits or share combinations) if we make provision for each holder of a Series D preferred share to participate in the transaction, at the same time as holders of our common shares participate, without conversion, as if such holder held a number of our common shares in respect of each Series D preferred share equal to the conversion rate in effect on the ex-date or effective date.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then the conversion rate will not be adjusted pursuant to the second or third clause above, as applicable, until the earliest of these triggering events occurs and the conversion rate shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.

If we have in effect a shareholder rights plan while any of the Series D preferred shares remains outstanding, holders of the Series D preferred shares will receive, upon a conversion of such shares, in addition to such common shares, rights under our shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common shares. If the rights provided for in any rights plan that our board of trustees may adopt have separated from our common shares in accordance with the provisions of the applicable shareholder rights agreement so that holders of the Series D preferred shares would not be entitled to receive any rights in respect of our common shares that we deliver upon conversion of the Series D preferred shares, we will adjust the conversion rate at the time of separation as if we had distributed to all holders of our common shares, evidences of indebtedness or other assets or property pursuant to the third clause above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

We will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate and make such carry forward adjustment in any subsequent adjustment and, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any Series D preferred shares. In addition, at the end of each fiscal year, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the conversion rate will be calculated to the nearest 1/10,000 of a share.

To the extent permitted by law and the continued listing requirements of NYSE (or any stock exchange on which our common shares may then be listed), we may, from time to time, increase the conversion rate by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and our board of trustees determines that the increase is in our best interests. We will mail a notice of the increase to registered holders at least 15 calendar days before the day the increase commences. In addition, we may, but are not obligated to, increase the conversion rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

Upon each adjustment to the conversion rate, a corresponding adjustment shall be made to the conversion price, calculated by dividing the liquidation preference by the adjusted conversion rate.

If certain of the possible adjustments to the conversion rate of the Series D preferred shares are made (or if failures to make certain adjustments occur), a holder of such shares may be deemed to have received a taxable distribution from us even though such holder has not received any cash or property as a result of such adjustments. In the case of a non-U.S. shareholder, we may, at our option, withhold U.S. federal income tax with respect to any such deemed distribution from cash payments of dividends and any other payments in respect of the Series D preferred shares.

Events That Will Not Result In Adjustment

The Conversion Rate will not be adjusted:

•upon the issuance of any of our common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities;

•upon the issuance of any of our common shares, restricted shares or restricted share units, nonqualified share options, incentive share options or any other options or rights (including share appreciation rights) to purchase our common shares pursuant to any present or future employee, trustee or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•upon the issuance of any common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause and outstanding as of the date the Series D preferred shares were first issued;

•for unpaid accrued and accumulated dividends, if any;

•upon the repurchase of any common shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer; or

•for a change in the par value of our common shares.

We shall not take any action that would require an adjustment to the conversion rate such that the conversion price, as adjusted to give effect to such action, would be less than the then-applicable par value per common share, except we may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per common share such that the as-adjusted new effective conversion price per share would not be below the new as-adjusted par value per common share following such share split or similar transaction and the conversion rate is adjusted as provided under the first clause (and/or any such other clause(s) as may be applicable) under “—Conversion Rate Adjustment” above. In addition, the articles supplementary relating to the Series D preferred shares provide that we may not take any action that would result in an adjustment to the conversion rate without complying with any applicable shareholder approval rules of the NYSE or any other stock exchange on which our common shares may be listed at the relevant time.

Except as provided for in the articles supplementary relating to the Series D preferred shares, we will not adjust the conversion rate for any issuance of our common shares or any securities convertible into or exchangeable or exercisable for our common shares or rights to purchase our common shares or such convertible, exchangeable or exercisable securities.

Recapitalizations, Reclassifications and Changes of our Common Shares

In the case of any recapitalization, reclassification or change of our common shares (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of all or substantially all of the assets of us (or us and our subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which our common shares would be converted into, or exchanged for, shares, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each Series D preferred share will be changed into a right to convert such Series D preferred share into the kind and amount of shares, other securities or other property or assets (including cash or any combination thereof) (the “reference property”) that a holder would have received in respect of common shares issuable upon conversion of such shares immediately prior to such transaction. If such transaction also constitutes a fundamental change, a holder of our Series D preferred shares who converts its Series D preferred shares in connection with such fundamental change will, if applicable, also be entitled to receive additional common shares in connection with such conversion as described below under “—Special Rights Upon a Fundamental Change,” in which case the converting holder would also receive reference property in lieu of such additional common shares. In the event that our common shareholders have the opportunity to elect the form of consideration to be received in such transaction, the reference property into which the Series D preferred shares will be convertible shall be deemed to be the weighted average of elections made by the holders of our Series D preferred shares who participate in such determination. The articles supplementary relating to the Series D preferred shares provide that we may not become a party to any such transaction unless its terms are consistent with the foregoing.

A change in the conversion right described in this “Recapitalizations, Reclassifications and Changes of our Common Shares” could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each Series D preferred share would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of the consolidated property or assets of us or us and our subsidiaries.

No Fractional Shares

No fractional common shares or securities representing fractional common shares will be issued upon conversion of the Series D preferred shares, whether voluntary or mandatory. Instead, we may elect to either make a cash payment to each holder that would otherwise be entitled to a fractional share or, in lieu of such cash payment, the number of common shares to be issued to any particular holder upon conversion will be rounded up to the nearest whole share.

Special Rights Upon a Fundamental Change

We must give notice of each fundamental change (as defined below) to all record holders of the Series D preferred shares, by the later of 20 business days prior to the anticipated effective date of the fundamental change (the “fundamental change effective date”) and the first public disclosure by us of the anticipated fundamental change. In addition, we must give notice announcing the effective date of such fundamental change and certain other matters as set forth under “—Determination of the Make-Whole Premium.” If a holder converts its Series D preferred shares at any time beginning at the opening of business on the trading day immediately following the effective date of such fundamental change and ending at the close of business on the 30th trading day immediately following such effective date, such conversion will be deemed to be in connection with the fundamental change and the holder will receive for each Series D preferred shares converted, a number of common shares equal to the greater of:

•(i) the applicable conversion rate (with such adjustment or cash payment for fractional shares as we may elect, as described under “—No Fractional Shares”) plus (ii) the make-whole premium, if any, described under “—Determination of the Make-Whole Premium”; and

•the lesser of (i) the liquidation preference divided by the market value of the common shares on the fundamental change effective date and (ii) 7.9808 (subject to adjustment).

In addition, a converting holder will have the right to receive cash in an amount equal to all unpaid accrued and accumulated dividends on such converted Series D preferred shares, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the dividend payment date immediately preceding (or, if applicable, ending on) the conversion date (other than previously declared dividends on our Series D preferred shares payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends.

In lieu of issuing the number of common shares issuable upon conversion pursuant to the foregoing provisions, we may, at our option, make a cash payment equal to the market value determined for the period ending on the fundamental change effective date for each such common share otherwise issuable upon conversion. Our notice of fundamental change will specify whether we intend to issue common shares or pay cash upon conversion.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1) any “person” is or becomes the “beneficial owner,” directly or indirectly, through a purchase, merger or other transaction, of 50% or more of the total voting power of all classes of our voting shares of beneficial interest;

(2) we consolidate with, or merge with or into, another “person” or any “person” consolidates with or merges with or into us, or we convey, transfer, lease or otherwise dispose of all or substantially all of our assets or all or substantially all of the assets of us and our subsidiaries on a consolidated basis to any “person” (whether in one transaction or a series of related transactions), other than:

(a) any transaction pursuant to which the holders of our voting shares of beneficial interest immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of voting stock of the continuing or surviving person immediately after the transaction; or

(b) any merger solely for the purpose of changing our jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of our common shares solely into common shares of the surviving entity;

(3) the first day on which a majority of the members of our board of trustees does not consist of “Continuing Trustees”;

(4) we approve a plan of liquidation or dissolution; or

(5) our common shares cease to be listed on a national securities exchange.
“Continuing Trustees” means (i) individuals who on the date of original issuance of the Series D preferred shares constituted our board of trustees or (ii) any new trustees whose election to our board of trustees or whose nomination for election by our shareholders was approved by at least a majority of our trustees then still in office (or a duly constituted committee thereof) who were either trustees on the date of original issuance of the Series D preferred shares or whose election or nomination for election was previously so approved.

The term “beneficially own” as used herein means beneficial ownership as determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act and the rules of the SEC thereunder.

“Voting shares of beneficial interest” with respect to any person means the shares of beneficial interest of such person that is at the time entitled, without regard to the occurrence of any contingency, to vote in the election of the board of trustees (or comparable governing body of such person).

Notwithstanding the foregoing, a fundamental change will be deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for our common shares (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a corporation or other entity organized and existing under the laws of the United States or any state thereof and traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) (“publicly traded common stock”) and (ii) as a result of such transaction or transactions the Series D preferred shares become convertible into such publicly traded common stock.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of the consolidated assets of us or of us and our subsidiaries.

This fundamental change conversion feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate our common shares or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the underwriters.

Our obligation to issue shares in excess of the conversion rate in connection with a fundamental change as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Determination of the Make-Whole Premium

If you elect to convert your Series D preferred phares upon the occurrence of a fundamental change, in certain circumstances, we will increase the conversion rate (the “make-whole premium”) by reference to the table below.

Holders will be entitled to receive the make-whole premium only with respect to shares surrendered for conversion from and after the opening of business on the trading day immediately following the fundamental change effective date until the close of business on the 30th trading day following such fundamental change effective date.

The increase in the conversion rate will be determined by reference to the table below, based on the fundamental change effective date and the share price (as defined below). If holders of our common shares receive only cash in the transaction constituting a fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the Closing Sale Prices of our common shares on the five trading days prior to but excluding the effective date of the transaction constituting a fundamental change.

The following table sets forth the share price paid, or deemed paid, per common share in a transaction that constitutes the fundamental change, the fundamental change effective date and the make-whole premium (expressed as the number of additional common shares that will be added to the conversion rate) to be paid upon a conversion in connection with a fundamental change:

Fundamental Change	Share price ($)
Effective Date	$12.53	$13.50	$14.00	$15.00	$16.00	$17.00	$18.00	$20.00

April 15, 2018 and thereafter	0.5205	0.4677	0.4239	0.3431	0.2694	0.1971	0.1168	0.0000

Fundamental Change	Share price ($)
Effective Date	$22.00	$24.00	$26.00	$28.00	$30.00	$35.00	$45.00	$50.00

April 15, 2018 and thereafter	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The share prices set forth in the table will be adjusted as of any date on which the conversion rate of the Series D preferred shares is adjusted by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•whose numerator is the Conversion Rate immediately before the adjustment; and

•whose denominator is the adjusted Conversion Rate.

In addition, we will adjust the number of additional shares in the table at the same time, in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Conversion Rate Adjustment.”

The exact share price and fundamental change effective date may not be set forth on the table, in which case:

•if the share price is between two share prices on the table or the fundamental change effective date is between two fundamental change effective dates on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower share prices and the two effective dates, as applicable, based on a 365-day year;

•if the share price is in excess of $50.00 per share (subject to adjustment in the same manner as the share price) no make-whole premium will be paid; and

•if the share price is less than $12.53 per share (subject to adjustment in the same manner as the share price), no make-whole premium will be paid

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 3.9904. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Conversion Rate Adjustment.”

Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

No later than the third business day after the occurrence of a fundamental change, we will provide to the holders and the transfer agent of the Series D preferred shares a notice of the occurrence of the fundamental change.

We will also issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by us), or post notice on our website, in any event prior to the opening of business on the first trading day following any date on which we provide such notice to the holders of our Series D preferred shares.

Restrictions on Onwership and Transfer

In order for us to qualify as a REIT, we must not be “closely held” as determined under Section 856(h) of the Code. We will not be considered “closely held” if no more than 50% in value of our outstanding shares of beneficial interest is actually or constructively owned by five or fewer individuals (as determined by applying certain attribution rules under the Code) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, in order for us to qualify as a REIT, we must satisfy two gross income tests that require us to derive a certain percentage of our income from certain qualifying sources, including rents from real property. If we, or an owner of 10% or more of our shares, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant (referred to in this section as a “Related Party Tenant”) will not be treated as qualifying rent for purposes of the REIT gross income tests. Moreover, in order for us to qualify as a REIT, at least 100 persons must beneficially own our shares during 335 or more days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which we elected to be treated as a REIT).

In order to assist us in preserving our REIT status, our Declaration of Trust prohibits:

•any person from actually or constructively owning our shares that would cause us to be “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, including by reason of receiving rents from tenants that are “Related Party Tenants” in an amount that would cause us to fail to satisfy one or both of the REIT gross income tests, and

•any person from transferring our shares if the transfer would cause our shares to be beneficially owned by fewer than 100 persons.

In addition, to assist us in avoiding a transfer of shares that would cause us to become “closely held” or the receipt of rent from a Related Party Tenant, our Declaration of Trust, subject to customary exceptions, provides that no holder may actually or constructively own more than the “ownership limit” as determined by applying certain attribution rules under the Code. The “ownership limit” means:

•with respect to our common shares, 9.8%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, and

•with respect to any class or series of our preferred shares, 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of the applicable class or series of our preferred shares.

The attribution rules under the Code are complex and may cause common shares actually or constructively owned by a group of related individuals and/or entities to be treated as being constructively owned by one individual or entity. As a result, the acquisition by an individual or entity of less than 9.8% of our common shares (or the acquisition by an individual or entity of an interest in an entity that actually or constructively owns our common shares) could cause such individual or entity, or another individual or entity, to constructively own in excess of 9.8% of our outstanding common shares and, thus, subject those common shares to the ownership limit.

Our Declaration of Trust provides that our board of trustees may, in its sole discretion and upon the vote of 75% of its members, grant an exemption from the ownership limit with respect to a person (or more than one person) who would not be treated as an “individual” for purposes of the Code if such person submits to the board information satisfactory to the board, in its reasonable discretion, demonstrating that:

•such person is not an “individual” for purposes of the Code,

•such person’s share ownership will not cause a person who is an “individual” to be treated as owning common shares in excess of the ownership limit, applying the attribution rules under the Code, and

•such person’s share ownership will not otherwise jeopardize our REIT status.

As a condition of a waiver, our board of trustees may, in its reasonable discretion, require undertakings or representations from such person to ensure that the conditions described above are satisfied and will continue to be satisfied for as long as such person owns shares in excess of the ownership limit.

Our Declaration of Trust provides that, under some circumstances, our board of trustees may, in its sole discretion and upon the vote of 75% of its members, grant an exemption for individuals to acquire preferred shares in excess of the ownership limit.

Our Declaration of Trust provides that our board of trustees also has the authority to increase the ownership limit from time to time, but it does not have the authority to do so to the extent that, after giving effect to an increase, five beneficial owners of our common shares could beneficially own in the aggregate more than 49.5% of the value of our outstanding common shares.

Any person who acquires, or attempts or intends to acquire, actual or constructive ownership of our shares that violates or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice to us immediately and provide us with any information that we may request in order to determine the effect of the transfer on our REIT status.

If any purported transfer of our shares or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our Declaration of Trust, then our Declaration of Trust provides that the purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares that exceeds the ownership limit and the purported transferee will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any shares in excess of the ownership limit will cease to own any right or interest) in those excess shares. Our Declaration of Trust provides that any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. This automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our Declaration of Trust) prior to the date of the violating transfer.

Within 20 days of receiving notice from us of the transfer of shares to the trust, our Declaration of Trust provides that the trustee of the trust (who will be designated by us and who will not be affiliated with us and the purported transferee or owner) will be required to sell the excess shares to a person or entity who could own those shares without violating the ownership limit and distribute to the purported transferee an amount equal to the lesser of the price paid by the purported transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), our Declaration of Trust provides that the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the purported owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the purported transferee or owner, as applicable, will be distributed to the beneficiary of the trust.

Prior to a sale of any excess shares by the trust, our Declaration of Trust provides that the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported transferee prior to the discovery by us that its shares have been transferred to the trust and (2) to recast votes in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust. Our Declaration of Trust provides that any dividend or other distribution paid to the purported transferee or owner (prior to the discovery by us that its shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the beneficiary of the trust.
If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the ownership limit, then our Declaration of Trust provides that the transfer of the excess shares will be void.

In addition, our Declaration of Trust provides that our shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the fair market value at the time of that devise or gift) and (2) the fair market value of such shares on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares of beneficial interest held in the trust. Upon the sale to us, our Declaration of Trust provides that the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported owner.

All certificates evidencing our shares will bear a legend referring to the restrictions described above and a statement that we will furnish a copy of our Declaration of Trust to a shareholder on request and without charge.

All persons who own, either actually or constructively by application of the attribution rules under the Code, more than 5% (or other percentage between 1/2 of 1% and 5% as provided in applicable rules and regulations under the Code) of the lesser of the number or value of our outstanding shares must give a written notice to us by January 30 of each year. In addition, each shareholder will, upon demand, be required to disclose to us in writing information with respect to the direct, indirect and constructive ownership of our shares that our board of trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine our compliance with such provisions or requirements.

Certain Provisions of Maryland Law and our Declartion of Trust and Bylaws

Our Board of Trustees

Our Declaration of Trust provides that the number of trustees will be nine, which number may be increased or decreased pursuant to our Bylaws. Our Bylaws provide that a majority of the entire board of trustees may establish, increase or decrease the number of trustees serving on our board of trustees. Any vacancy on our board of trustees, other than a vacancy created as a result of the removal of any trustee by the action of the shareholders, shall be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the trustees.

Our Declaration of Trust provides that at each annual meeting of shareholders our trustees will be elected to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualify. Holders of our common shares have no right to cumulative voting in the election of trustees. Consequently, the holders of a majority of our common shares will be able to elect all of our trustees at each annual meeting of shareholders. Additionally, in the event that dividends on our Series D preferred shares are in arrears for six or more quarterly periods, whether or not consecutive, the number of trustees then constituting the board will increase by two and the holders of our Series D preferred shares, voting separately as a class with holders of all other series of preferred shares ranking on a parity with the Series D preferred shares and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of a total of two additional trustees for a limited time.

Removal of Trustees

Our Declaration of Trust provides that, subject to any rights of holders of one or more classes or series of preferred shares to elect and remove one or more trustees, any trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees. If any trustee shall be so removed, our shareholders may take action to fill the vacancy so created. Our Bylaws provide that an individual so elected as trustee by the shareholders shall hold office for the unexpired term of the trustee whose removal created the vacancy.

Business Combinations

Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include, among other things specified in the statute, a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•any person who beneficially owns ten percent or more of the voting power of the trust’s shares; or
•an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which such person or entity otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.
After the five-year prohibition, any business combination between the Maryland trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has adopted a resolution that any business combination between us and any other person or entity is exempted from the provisions of the statute described in the preceding paragraphs. This resolution, however, may be altered or repealed, in whole or in part, by our board of trustees at any time.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that holders of control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

•a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (ii) to acquisitions approved or exempted by the Declaration of Trust or Bylaws.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. This provision of our Bylaws may not be repealed or amended, nor may another provision that is inconsistent with this provision be adopted in either our Bylaws or our Declaration of Trust, except upon the affirmative vote of a majority of all the votes cast by our shareholders at a meeting of shareholders duly called and at which a quorum is present.

Merger; Amendment To The Declaration Of Trust

Under Maryland law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland REIT may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Declaration of Trust does not provide for a lesser percentage of shareholder votes for approval of a merger in which we are not the successor but does provide that most amendments to our Declaration of Trust may be approved by the affirmative vote of a majority of all votes entitled to be cast by our shareholders on the matter. However, amendments to provisions of our Declaration of Trust relating to the following: (1) our merger into another entity, (2) our consolidation with one or more other entities into a new entity, (3) the sale, lease, exchange or transfer of all or substantially of our assets, or (4) the termination of our existence must be approved by the affirmative vote of at least two-thirds of all votes entitled to be cast by our shareholders on the matter. Under Maryland law, the declaration of trust of a Maryland REIT may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or a real estate investment trust under Maryland law governing real estate investment trusts, without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by our board of trustees.

Transfer of Assets; Consolidation

Our Declaration of Trust provides that, subject to the provisions of any class or series of our shares outstanding, we may merge into another entity, consolidate with another entity or entities into a new entity, or sell, lease, exchange or transfer all or substantially all of our property, if such action is approved by our board of trustees and by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by our shareholders on the matter.

Termination Of The Trust

Subject to the provisions of any class or series of our shares at the time outstanding, our existence may be terminated at any meeting of our shareholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by our shareholders on the matter.

Advance Notice Of Trustee Nominations And New Business

Our Bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by our shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by any shareholder who was a shareholder of record both at the time of giving notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of our Bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the special meeting. Nominations of persons for election to the board of trustees at a special meeting of shareholders at which trustees are to be elected may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees, or (3) provided that the board of trustees has determined that trustees shall be elected at such special meeting, by any shareholder who was a shareholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of our Bylaws.

Unsolicited Takeovers

Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland REIT with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent trustees may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify our board of trustees into three classes with staggered terms of three years each and vest in our board of trustees the exclusive right to determine the number of trustees and the exclusive right by the affirmative vote of a majority of the remaining trustees, to fill vacancies on the board of trustees, even if the remaining trustees do not constitute a quorum. These statutory provisions also provide that any trustee elected to fill a vacancy shall hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, rather than the next annual meeting of trustees as would otherwise be the case, and until his successor is elected and qualified. Finally, these statutory provisions provide that a special meeting of shareholders need be called only upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the special meeting.

An election to be subject to any or all of the foregoing statutory provisions may be made in our Declaration of Trust or Bylaws, or by resolution of our board of trustees. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our Declaration of Trust or Bylaws provide to the contrary. Through provisions in our Declaration of Trust and Bylaws unrelated to the foregoing statutory provisions, a two-

thirds vote is required to remove any trustee from our board of trustees and, unless called by our chairman of the board, our president or one-third of our trustees, the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting is required to call a special meeting of shareholders. If we made an election to be subject to the statutory provisions described above and our board of trustees were divided into three classes with staggered terms of office of three years each, the classification and staggered terms of office of our trustees would make it more difficult for a third party to gain control of our board of trustees since at least two annual meetings of shareholders, instead of one, generally would be required to effect a change in the majority of our board of trustees. Moreover, if we made an election to be subject to the statutory provisions described above, our board of trustees would have the exclusive right to determine the number of trustees and the exclusive right to fill vacancies on the board of trustees, and any trustee elected to fill a vacancy would hold office for the remainder of the full term of the class of trustees in which the vacancy occurred.

We have not elected to become subject to the foregoing statutory provisions relating to unsolicited takeovers. However, we could, by resolutions adopted by our board of trustees and without shareholder approval, elect to become subject to any or all of these statutory provisions.

Anti-Takeover Effect Of Certain Provisions Of Maryland Law, The Declaration Of Trust, And Bylaws

The business combination provisions of Maryland law, if we decide in the future to rescind our election to be exempt therefrom, the control share acquisition provisions of Maryland law, if the applicable provision in our Bylaws is rescinded, the unsolicited takeover provisions of Maryland law, if we elect to become subject thereto, the provisions of our Declaration of Trust on the removal of trustees, the advance notice provisions of our Bylaws, and certain other provisions of our Declaration of Trust and Bylaws, could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Power To Reclassify Our Shares

Our Declaration of Trust authorizes our board of trustees to classify and reclassify any of our unissued common shares and preferred shares into other classes or series of shares. Prior to issuance of shares of each class or series, our board of trustees is required by Maryland law and by our Declaration of Trust to set, subject to the restrictions on transfer and ownership of shares contained in our Declaration of Trust, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Power To Increase Our Authorized Capital and to Issue Additional Common Shares And Preferred Shares

Our Declaration of Trust authorizes our board of trustees, without the approval of our shareholders, to amend our Declaration of Trust from time to time to increase or decrease the aggregate number of common shares and/or preferred shares or the number of shares of any class or series that we have authority to issue.
We believe that the power to increase our authorized capital, to issue additional common shares or preferred shares and to classify or reclassify unissued common or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Indemnification of Directors and Officers

The Declaration of Trust permits us, and the Bylaws, require us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify any trustee or officer or any individual who, while a trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise (a) against reasonable expenses incurred by him in the successful defense (on the merits or otherwise) of any proceeding to which he is made a party by reason of such status or (b) against any claim or liability to which he may become subject by reason of such status unless it is established that (i) the act or omission was material to the matter giving rise to the procedure and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. We are also required by the Bylaws to pay or reimburse, in advance of a final disposition and without requiring a preliminary determination of the ultimate entitlement to indemnification, reasonable expenses of a trustee or officer made a party to a proceeding by reason of his status as such, provided, however, that in accordance with Maryland law, we have received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard for indemnification under such Bylaws and a written undertaking to repay such expenses if it shall ultimately be determined that the applicable standard was not met. We may, with the approval of the board of trustees, provide such indemnification and advance for expenses to any trustee or officer, or any former trustee or officer, who served a predecessor of the Trust and to any employees or agents of the Trust or a predecessor of the Trust.

Maryland law also permits the declaration of trust of a REIT to include a provision limiting the liability of trustees and officers to the trust and shareholders for money damages, except to the extent that it is provided that the trustee or officer actually received an improper benefit or profit in money, property or services or a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding that the trustee or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Declaration of Trust contains a provision providing for elimination of the liability of the Trust’s trustees and officers or the Trust’s shareholders for money damages to the maximum extent permitted by Maryland law in effect from time to time.

The Trust has purchased a policy of Directors’ and Officers’ insurance that insures both the Trust and its officers and trustees against expenses and liabilities of the type normally insured against under such policies, including the expenses of indemnification described above.